Exhibit 10.2

September 23, 2014

Mr. Glenn Stinebaugh

2332 Sunrise Meadows Drive

Las Vegas, NV 89134

OBJECT: CONFIRMATION OF AN OFFER OF EMPLOYMENT

Dear Glenn,

Welcome to ZERO GRAVITY SOLUTIONS, INC.! We are pleased to confirm our offer to have you join our company as "President of BAM Agricultural Solutions, Inc. (a wholly owned subsidiary of Zero Gravity Solutions, Inc." reporting to Harvey Kaye and the Board of Directors for Zero Gravity Solutions, Inc. commencing on November 1, 2014 on the following terms:

a)	Your initial compensation as "President" will be $8,000.00 per month; payable bi-monthly on the 15th and last day of each month in equal installments of $4,000.00 per pay period. Further, ZGSI shall issue to you Five Hundred (500,000) Thousand shares of restricted Zero Gravity's Common Stock upon your execution and acceptance of this offer. Additional compensation for your services rendered will be decided upon on or before the end of first quarter, 2015 at which time a formal Executive Employment Agreement shall be agreed upon by both parties for a term not less than three (3) years from the date of this offer letter. Said Executive Employment Agreement shall define the duties and responsibilities for your position and shall include appropriate benefits;

b)	You agree not to disclose any confidential information learned in the course of your employment about the business of the firm or about its clients or about the personal affairs of your superiors to anybody outside the firm both during and after your term of employment in accordance with your executed Non-Disclosure Agreement with ZGSI dated, May 2, 2014;

190 NW Spanish River Blvd., Suite 101, Boca Raton, Florida 33431

(561) 416-0400

c)	Other ZERO GRAVITY SOLUTIONS, INC., policies are set forth in the Company's Employee Handbook, a copy of which is currently being prepared and shall be provided to you upon completion;

d)	Upon your acceptance, this letter will contain the entire agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral and written). The terms of your employment may in the future be amended, but only by writing and provided they are signed by both you and ZERO GRAVITY SOLUTIONS, INC.; and

e)	In the event a dispute does arise, this letter, including the validity, interpretation, construction and performance of this letter, shall be governed by and construed in accordance with the substantive laws of the State of Florida. Jurisdiction for resolution of any disputes shall be solely in Florida.

Please let us know of your decision to join ZERO GRAVITY SOLUTIONS, INC., by signing a copy of this "Offer Letter" and returning it to us to the attention of Harvey Kaye at the address listed below as soon as possible. Your offer is contingent upon your (1) completion of ZERO GRAVITY SOLUTIONS, INC.'s Application or submitting a resume; (2 providing proof of your eligibility to work in the U.S.

You hereby represent to the Company that you are under no obligation or agreement that would prevent you from becoming an employee of the Company or adversely impact your ability to perform the expected services.

If there is anything with which you do not agree please feel free to discuss it with your contact.

We are very pleased to offer you the position and are sure that you will make a superb addition to our firm. Once again, welcome to the firm!

Sincerely,

Harvey Kaye

Chairman & Director

ZERO GRAVITY SOLUTIONS, INC.

Employment on the terms set out in this letter is accepted.

By:	/s/ Glenn Stinebaugh	Date: 29 September 2014
Glenn Stinebaugh